AMENDMENT

TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment (“Amendment”) is made as of the 1st day of April, 2017, by and between the investment companies on Exhibit A to the Agreement (as defined below) (each, the “Fund”) and BNY MELLON INVESTMENT SERVICING (US) INC. (“BNY Mellon”).

BACKGROUND:

A.

BNY Mellon and Metropolitan West Funds entered into a Fund Administration and Accounting Agreement dated as of April 1, 2013, as amended to date, (the “Agreement”) relating to BNY Mellon’s provision of services to the Fund on behalf of each of its series.

B.	A Joinder Agreement and Amendment to the Agreement was entered into November 1, 2014 for the purpose of adding a Fund to the Agreement.

C.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Section 12(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a)     This Agreement shall be effective as of April 1, 2017 and, unless terminated pursuant to its terms, shall continue until 11:59 PM (Eastern time) on March 31, 2019 (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.”

2.	For clarity, as of the effective date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 1 above) rather than in a “Renewal Term.”

3.	Miscellaneous.

(a)

Capitalized terms not defined in this Amendment shall have the same meanings as set forth in the Agreement. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)

The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

METROPOLITAN WEST FUNDS
On behalf of each series identified on Exhibit A attached to the Agreement

By: /s/ David S. DeVito
Name: David S. DeVito
Title: Executive Vice President and Chief Operating Officer

METROPOLITAN WEST HY SUB I, LLC

By: /s/ David S. DeVito
Name: David S. DeVito
Title: Executive Vice President and Chief Operating Officer

BNY MELLON INVESTMENT SERVICING (US) INC.

By: /s/ Wayne D. Weaver
Name: Wayne D. Weaver
Title: Managing Director